Exhibit 10.06

September 21, 2023

Mr. Herman Cueto

855 Boulevard

Westfield, NJ 07090

Dear Herman:

I am very happy to extend an offer to become part of Azenta (the “Company”) and our executive team. Our numerous discussions have only solidified my strong impressions that you will provide the strategic leadership necessary to continue Azenta’s growth while enabling our customers to bring impactful breakthroughs and therapies to market faster. Our directors and executive management team share my belief that you will be a natural complement to the organization as we continue our ambitious growth as a premier life sciences company. I am fully confident your decision to join Azenta will result in a very rewarding personal and professional expenence.

On behalf of Azenta, I am pleased to provide you the terms of our offer to become Executive Vice President and Chief Financial Officer. In this executive officer role, you will report to me and have responsibility for all financial and fiscal management aspects of the company to include building and executing a business plan while establishing long range strategic and financial objectives to expand the scope and profitability of Azenta. You will work with our executive leadership team to establish positive relationships with our customers, shareholders, and our employees.

A summary of the terms are as follows:

1.

Your base salary will be set initially at $520,000 annually and paid biweekly (“Base Salary”). Subsequent salary reviews for executive positions are normally conducted annually and adjustments become effective in January. Your base salary will first be reviewed after the completion of fiscal year (FY) 2024.

2.

You are eligible to participate in the annual Performance Based Variable Compensation Plan for FY 2024 (Plan year beginning October 1, 2023) and each fiscal year thereafter, with an annual target of 80% of base salary paid with an upside potential to 120% of annual target. Payment of variable compensation is subject to meeting aggressive but achievable corporate financial goals for FY 2024 and subsequent years. Your annual bonus payment will be calculated based on actual base salary paid during the applicable fiscal year.

3.

You will become, subject to final Board approval, a participant in the Company’s Long Term Incentive Plan (LTIP) for the FY 2024-2026 period and you will receive, subject to Board approval, a grant at our upcoming meeting in November 2023. This grant will have a value of $1,250,000 of which 75% of the value will be provided as performance share units (PSUs) and 25% in time based restricted stock units (RSUs) that will vest annually over three years. You will be eligible for any subsequent LTIP grants as approved by the Board as part of our annual stock grant allocation.

4.

In recognition of equity vesting to occur in November 2023 at your current employer, Azenta will pay you a new hire cash bonus in the amount of $740,000 with $500,000 payable within 30 days after your Start Date, and the remaining $240,000 paid on the first anniversary of your Start Date. This bonus will be subject to a claw back of 100% of the amount paid if you voluntarily resign prior to the first year anniversary of your Start Date and 50% of the amount paid if you voluntarily resign before the second year anniversary of your Start Date.

5.

Additionally, and in partial recognition of your equity entitlements at your current employer, you will be eligible for a separate equity grant subject to Board approval at our upcoming November 2023 meeting. This grant will have a value of $500,000 consisting of 100% time based RSUs that will vest 50% on each of the first two yearly anniversary dates of your Start Date, subject to a continuing service requirement.

6.

Azenta equity grant documents provide for accelerated vesting of unvested equity grants if there is a qualifying termination within one year following a change in control of Azenta. Except as set forth herein, all terms relating to your equity awards will be governed exclusively by the Company’s Amended and Restated 2020 Equity Incentive Plan (or any subsequent equity plan) and related award agreements or notices.

7.

You will be eligible to participate in our Company sponsored benefit plans which are available to any other executive level employees of the Company. Azenta currently pays a majority (approximately 70%) of the cost of medical, dental and vision insurance and 100% of the cost of life and disability insurance. The Company also offers a 401(k) savings and retirement plan with a 4.5% company match, an Employee Stock Purchase Plan with a minimum 15% discount, a non-qualified Deferred Compensation Plan, and a Flexible Leave time off policy. Enclosed is a summary of these plans.

8.	The following is the basis for salary continuation eligibility in the unlikely event we separate our employment relationship.
●	If you should voluntarily terminate employment in the future, Azenta will provide you with your pro-rata base salary up to your termination date.
●	If Azenta terminates your employment without “cause” (“cause” as defined in Azenta’s equity plan document), you will be eligible for salary continuation payments at your then current base salary for a period of up to twelve months from your termination date if you are not able to find a comparable position. In addition, you will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees while you are receiving salary continuation payments. Any salary continuation or benefits will be conditioned upon your signing the Company’s customary Separation Agreement and Waiver of Claims.

●	If Azenta terminates your employment for cause, you will receive your pro-rata base salary up to your termination date.
●	For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), each installment of salary continuation or other payment shall be deemed to be a “separate payment” (within the meaning of Section 409A), and each payment shall be deemed exempt from the definition of nonqualified deferred compensation to the fullest extent possible under the short-term deferral exception and the involuntary separation pay exception of the Section 409A regulations.
9.

Azenta will provide you with relocation benefits and professional support to transfer to the greater Boston, MA area within one year of your hire date. These benefits will provide reimbursement or direct payment of eligible relocation expenses associated with your move up to $200,000 (subject to further reasonable accommodation based on unanticipated circumstances).

Eligible relocation expenses as required will include:

●	Actual cost of moving household goods.
●	House hunting trip(s) prior to your move.
●	Temporary living and storage expenses for up to 3 months for you and your family.
●	Travel expenses associated with moving your family to the new residence.
●	Assistance with the sale of your current home under the Company’s arrangement with its relocation vendor. Assistance will include the reimbursement of a broker’s commission and eligible seller expenses and fees up to the $200,000 cap.
●	Assistance with the rental or purchase of a new residence in the greater Boston, MA area to include eligible fees and expenses associated with the purchase at closing or rental acquisition up to the $200,000 cap. Mortgage discount points are specifically excluded.
●	Miscellaneous expense allowance of $10,000.
●	Non-deductible expenses, except for the expense allowance, are eligible for gross-up of federal and state tax.

As part of our customary relocation policy, if you should voluntarily terminate employment with Azenta within one year of your relocation date, 100% of relocation assistance payments must be reimbursed to the Company. If you should voluntarily terminate employment during the second year following relocation, 50% of relocation assistance benefits must be reimbursed to Azenta.

You will be required to successfully complete the Company’s customary background check process following acceptance. This offer will remain open until September 25, 2023. If accepted, you will also be required to execute our standard Employee Non-Solicitation and Proprietary Information Agreement and agree to the Company’s claw back terms. Both forms are enclosed.

Herman, we are truly excited with the prospect of you joining Azenta and working with you to realize the full value of our Company. We believe we have assembled an outstanding team of people that will certainly benefit from your leadership and prior accomplishments. Your experience, intellect and skills will be critical in helping lead as we seek to grow Azenta for the benefit of its shareholders, customers, employees, and you personally.

We look forward to your acceptance of this offer of employment and your start date at the beginning of our FY 2024 on October 16, 2023 (the “Start Date”). Please sign and return one copy of this letter in the enclosed envelope provided or you may scan a copy of your acceptance to Olga Pirogova in Human Resources at olga.pirogova@azenta.com. Thank you.

Sincerely yours,

/s/ Stephen S. Schwartz
Stephen S. Schwartz
President and Chief Executive Officer

cc:	Olga Pirogova SVP, CHRO
William T. Montone, Human Resources
Trisha Clifford, Spencer Stuart Associates
File

Enclosures

Acceptance:	/s/ Herman Cueto	Sept. 22, 2023
	Signature	Date

Oct. 16, 2023
Start Date